Exhibit (iii)

ICI MUTUAL INSURANCE COMPANY, a Risk Retention Group INVESTMENT COMPANY BLANKET BOND RIDER NO. 15

INSURED		BOND NUMBER
Eaton Vance Management		00125109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

See Below	September 1, 2009 to September 1, 2010	/s/ John T. Mulligan

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond as of the effective date indicated:

EFFECTIVE DATE
The Wright Managed Income Trust, a series fund consisting of:
o	Wright Current Income Fund
o	Wright Total Return Bond Fund	November 30, 2009
The Wright Managed Equity Trust, a series fund consisting of:
o	Wright International Blue Chip Equities Fund
o	Wright Major Blue Chip Equities Fund
o	Wright Selected Blue Chip Equities	November 30, 2009

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN2.1-00 (1/02)